                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE
--------------------------------------------------------------------------------

 NABORS' 4 Q 2003 NET INCOME INCREASES 138% AT $0.42 VS. $0.18 PER DILUTED SHARE


ST. MICHAEL, BARBADOS, JANUARY 30, 2004, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced its results for the fourth quarter and full year 2003. Adjusted income derived from operating activities(1) was $65.8 million for the current quarter compared to $39.3 million in the fourth quarter of last year and $52.9 million in the third quarter of this year. Net income was $64.9 million ($0.42 per diluted share) for the current quarter compared to $27.2 million ($0.18 per diluted share) in the prior year quarter and $50.3 million ($0.33 per diluted share) in the third quarter of this year. Operating revenues and Earnings from unconsolidated affiliates were $524.6 million in the current quarter compared to $382.8 million in the prior year quarter and $476.0 million in the third quarter of this year. For the full year ended December 31, 2003, adjusted income derived from operating activities was $212.7 million compared to $170.0 million in 2002. Net income for 2003 was $192.2 million ($1.25 per diluted share) compared to $121.5 million ($0.81 per diluted share) in 2002. Operating revenues and Earnings from unconsolidated affiliates for the full year 2003 were $1.9 billion compared to $1.5 billion for 2002.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer, commented: "The strong improvements in our 2003 results were broad-based with our North American natural gas, International, and U.S. Land Well-servicing businesses posting the largest increases. Our Alaskan and U.S. Offshore businesses also increased significantly, with only our Manufacturing and Logistics operations posting lower results.

The fourth quarter of 2003 showed a large increase over the same quarter of 2002, but more significantly it represented a substantial sequential increase over the third quarter of 2003. The largest increases during the quarter came from our North American gas drilling and U.S. Offshore operations with Alaska also posting improved results. Our U.S. Land Well-servicing business was down in the fourth quarter as expected, with seasonally lower rig hours, while our International operations' results were lower as previously forecasted.

Looking forward, we expect every one of our businesses to achieve higher results in the first quarter of 2004. We also expect this robust outlook to continue throughout the year with substantial increases expected from all of our businesses except Alaska, where the outlook has recently improved modestly.

In our U.S. Lower 48 Land Drilling unit, we are seeing the early stages of an improved pricing environment in selected regions and horsepower classes. I expect that by sometime in the second half of 2004 the Baker Hughes US land rig count will have increased by more than 75 rigs from its 2003 highs, with Nabors garnering a larger share as our traditional customers become more active and well complexity continues to

      ----------
      (1) Adjusted income derived from operating activities is computed by subtracting direct costs, general and administrative expenses, and depreciation and amortization, and depletion expenses from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America
      (GAAP). A reconciliation of this non-GAAP measure to consolidated income before taxes, which is a GAAP measure, is provided herein.

increase which requires more sophisticated rigs. This magnitude of market increase should absorb much of the remaining capacity of quality rigs and bring the rig supply / demand balance closer to the point where prices improve more significantly. Our initiatives in adopting selected rig technologies, where appropriate, are yielding positive results with customers as well as on our returns on these investments. Our average rig moving times have improved substantially and we have upgraded a number of our rigs with larger mud pumps and power systems to accommodate the higher hydraulic horsepower requirements of today's newer bits and drilling motors. Similarly, we are accelerating our implementation of the OptiDrill(TM) automatic driller system and have completed our implementation of internet data transmission throughout our fleet.

The strength of our U.S. Gulf of Mexico offshore business is attributable to several factors with one of the most significant being the deployment of three new platform rigs for deepwater development projects commencing in the first half of 2004. Further bolstering this unit is the continuing high utilization of our 1,000 horsepower and larger self-erecting platform rigs which has been helped by last year's export of several rigs in this class to international venues for long-term contracts. In February our recently upgraded barge drilling rig should recommence operations with greatly enhanced drilling capacity and a reduced minimum draft. This is now the most versatile rig for the deep horizon prospects of the shallowest water areas of the Gulf of Mexico. Lastly, it appears that we will see a continuance of the improving market for our platform and jackup workover rigs that materialized late last year.

Our Canadian unit continues to progress in excess of our expectations and validate the timeliness of our expansion in that market. Our fourth quarter results in Canada also benefited from the appreciation of the Canadian dollar relative to the US dollar. We continue to invest in this business in both innovative new rigs and technologies which are receiving strong customer acceptance. Of course, we will experience a significant seasonal drop in contribution during the second quarter of 2004 but, as compared to last year, it will have a lower relative impact on our overall results.

Internationally, our 2004 results will benefit from the full-year contribution of the multiple offshore rig deployments we completed last year. We also expect to see a number of the long-running rigs that were unexpectedly idled late last year return to work during the course of this year. Furthermore, we continue to see a significant number of opportunities that are likely to materialize as the year progresses.

Our U.S. Land Well-servicing business is beginning to demonstrate its leverage with an anticipated modest increase in rig hours and margins generating a more meaningful increase in profitability. We also expect sequential increases in our Manufacturing and Logistics businesses throughout 2004 as a result of the improving rig market, increased third party sales and the accelerated rollout of several new technology-driven products.

All of this continues to reinforce our conviction that we can sustain robust growth in our results for the next several years. In 2004 we expect to see a continuation of the magnitude of growth in earnings per share that we saw in 2003, even in the face of a much higher tax rate. This is driven by a substantial increase in the rate of growth in adjusted income and cash flow from operations. Our confidence emanates from concrete developments in our Canadian, International and U.S. Offshore businesses as well as, certain regions of our U.S. Lower 48 Land Drilling market and elsewhere by the continuing strength in the fundamentals, particularly North American natural gas."

The Nabors companies own and operate almost 600 land drilling and approximately 950 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 42 platforms, 16 jack-ups, and three barge rigs in the domestic and international markets. Nabors markets 30 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

--------------------------------------------------------------------------------

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063 or our corporate headquarters in St. Michael, Barbados at (246) 421-9471 or via email at dan.mclachlin@nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, today at 12:00 p.m. Eastern Standard Time. The call can be accessed on our website at WWW.NABORS.COM, or through First Call at WWW.FIRSTCALLEVENTS.COM.

                    NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)


                                                                     THREE MONTHS ENDED                        YEAR ENDED
                                                       --------------------------------------------   -----------------------------
                                                                 DECEMBER 31,         SEPTEMBER 30,           DECEMBER 31,
                                                       -----------------------------  -------------   -----------------------------
                                                           2003            2002           2003            2003            2002
                                                       -------------   -------------  -------------   -------------   -------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues and other income:
   Operating revenues                                  $     524,120   $     379,951  $     473,494   $   1,880,003   $   1,466,443
   Earnings from unconsolidated affiliates                       436           2,834          2,485          10,183          14,775
   Interest income                                             6,619           8,548          6,442          27,752          34,086
   Other income, net                                           2,582           1,556          2,279           4,908           3,708
                                                       -------------   -------------  -------------   -------------   -------------
      Total revenues and other income                        533,757         392,889        484,700       1,922,846       1,519,012
                                                       -------------   -------------  -------------   -------------   -------------

Costs and other deductions:
   Direct costs                                              350,306         252,397        323,296       1,276,953         973,910
   General and administrative expenses                        42,468          39,437         41,207         165,403         141,895
   Depreciation and amortization                              59,674          50,390         57,394         226,528         187,665
   Depletion                                                   6,345           1,226          1,136           8,599           7,700
   Interest expense                                           16,035          20,263         15,991          70,740          67,068
                                                       -------------   -------------  -------------   -------------   -------------
      Total costs and other deductions                       474,828         363,713        439,024       1,748,223       1,378,238
                                                       -------------   -------------  -------------   -------------   -------------

Income before income taxes                                    58,929          29,176         45,676         174,623         140,774
                                                       -------------   -------------  -------------   -------------   -------------

Income tax expense (benefit):
  Current                                                        564           1,454            644           8,494          10,185
  Deferred                                                    (6,506)            517         (5,249)        (26,099)          9,100
                                                       -------------   -------------  -------------   -------------   -------------
    Total income tax (benefit) expense                        (5,942)          1,971         (4,605)        (17,605)         19,285
                                                       -------------   -------------  -------------   -------------   -------------

Net income                                             $      64,871   $      27,205  $      50,281   $     192,228   $     121,489
                                                       =============   =============  =============   =============   =============

Earnings per share (1):
   Basic                                               $         .44   $         .19  $         .34   $        1.31   $         .85
   Diluted                                             $         .42   $         .18  $         .33   $        1.25   $         .81

Weighted average number
 of common shares outstanding (1):
  Basic                                                      146,984         145,385        146,905         146,495         143,655
                                                       -------------   -------------  -------------   -------------   -------------
  Diluted                                                    161,851         151,717        153,378         156,897         149,997
                                                       -------------   -------------  -------------   -------------   -------------

Adjusted income derived from operating activities (2)  $      65,763   $      39,335  $      52,946   $     212,703   $     170,048
                                                       =============   =============  =============   =============   =============


(1) See "Computation of Per Share Earnings" included herein as a separate schedule.

(2) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                              DECEMBER 31,
                                                      ---------------------------
                                                         2003             2002
                                                      ----------       ----------
(IN THOUSANDS, EXCEPT RATIOS)
ASSETS
Current assets:
Cash and marketable securities                        $  919,673       $  871,651
Accounts receivable, net                                 409,985          320,299
Other current assets                                     174,536          177,958
                                                      ----------       ----------
     Total current assets                              1,504,194        1,369,908
Marketable securities                                    612,417          459,148
Property, plant and equipment, net                     2,990,792        2,801,067
Goodwill, net                                            336,027          306,762
Other long-term assets                                   147,809          126,987
                                                      ----------       ----------
     Total assets                                     $5,591,239       $5,063,872
                                                      ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                     $  299,385       $  492,985
Other current liabilities                                294,006          258,469
                                                      ----------       ----------
     Total current liabilities                           593,391          751,454
Long-term debt                                         1,985,553        1,614,656
Other long-term liabilities                              521,412          539,307
                                                      ----------       ----------
     Total liabilities                                 3,100,356        2,905,417
Shareholders' equity                                   2,490,883        2,158,455
                                                      ----------       ----------
     Total liabilities and shareholders' equity       $5,591,239       $5,063,872
                                                      ==========       ==========

Total cash and marketable securities                  $1,532,090       $1,330,799

Working capital                                       $  910,803       $  618,454

Funded debt to capital ratio:
    - Gross                                             0.48 : 1         0.49 : 1
    - Net of cash and marketable securities             0.23 : 1         0.26 : 1
Interest coverage ratio:                                 6.8 : 1          6.0 : 1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                                   (UNAUDITED)

The following table sets forth certain information with respect to our segments and rig activity:

                                                              THREE MONTHS ENDED                             YEAR ENDED
                                                 -----------------------------------------------    ------------------------------
                                                          DECEMBER 31,             SEPTEMBER 30,             DECEMBER 31,
                                                 ------------------------------    -------------    ------------------------------
                                                     2003             2002             2003             2003             2002
                                                 -------------    -------------    -------------    -------------    -------------
(IN THOUSANDS)
Reportable segments:
Operating revenues and Earnings
  from unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                $     139,986    $      79,853    $     132,065    $     476,258    $     374,659
      U.S. Land Well-servicing                          75,342           70,307           78,773          312,279          294,428
      U.S. Offshore                                     29,244           29,841           25,928          101,566          105,717
      Alaska                                            25,491           20,899           20,187          112,092          118,199
      Canada                                           100,190           51,158           71,489          322,303          141,497
      International                                    106,866           85,580          106,228          396,884          320,160
                                                 -------------    -------------    -------------    -------------    -------------
       Subtotal Contract Drilling (2)                  477,119          337,638          434,670        1,721,382        1,354,660

    Manufacturing, Logistics and Other (3)(4)           51,264           59,487           48,635          201,660          174,775
    Oil and Gas                                          9,467            3,550            3,366           16,919            7,223
    Other (5)                                          (13,294)         (17,890)         (10,692)         (49,775)         (55,440)
                                                 -------------    -------------    -------------    -------------    -------------
      Total                                      $     524,556    $     382,785    $     475,979    $   1,890,186    $   1,481,218
                                                 =============    =============    =============    =============    =============

Adjusted cash flow derived
  from operating activities: (6)
 Contract Drilling:
   U.S. Lower 48 Land Drilling                   $      26,354    $      14,475    $      25,697    $      85,992    $      84,435
   U.S. Land Well-servicing                             16,645           13,185           18,644           69,245           58,231
   U.S. Offshore                                         9,629           12,092            5,599           21,443           19,094
   Alaska                                                9,580            8,157            8,659           49,815           43,389
   Canada                                               32,936           13,917           18,054           89,696           38,127
   International                                        33,799           28,843           36,046          131,337          113,641
                                                 -------------    -------------    -------------    -------------    -------------
    Subtotal Contract Drilling                         128,943           90,669          112,699          447,528          356,917

 Manufacturing, Logistics and Other                      4,489            7,713            4,624           24,863           42,704
 Oil and Gas                                             7,319            3,434            3,351           14,449            6,642
 Other (7)                                              (8,969)         (10,865)          (9,198)         (39,010)         (40,850)
                                                 -------------    -------------    -------------    -------------    -------------
   Total                                               131,782           90,951          111,476          447,830          365,413
Depreciation, depletion and amortization:
   Contract Drilling                                   (54,376)         (45,392)         (52,308)        (206,329)        (171,347)
   Manufacturing, Logistics and Other                   (5,620)          (5,370)          (5,414)         (21,597)         (18,044)
   Oil and Gas                                          (6,345)          (1,226)          (1,136)          (8,599)          (7,700)
   Other (7)                                               322              372              328            1,398            1,726
                                                 -------------    -------------    -------------    -------------    -------------
     Total depreciation, depletion
       and amortization                                (66,019)         (51,616)         (58,530)        (235,127)        (195,365)

Adjusted income derived from
  operating activities:
   Contract Drilling                                    74,567           45,277           60,391          241,199          185,570
   Manufacturing, Logistics and Other                   (1,131)           2,343             (790)           3,266           24,660
   Oil and Gas                                             974            2,210            2,215            5,850           (1,056)
   Other (7)                                            (8,647)         (10,495)          (8,870)         (37,612)         (39,126)
                                                 -------------    -------------    -------------    -------------    -------------
     Total adjusted income derived
       from operating activities (8)                    65,763           39,335           52,946          212,703          170,048

Interest expense                                       (16,035)         (20,263)         (15,991)         (70,740)         (67,068)
Interest income                                          6,619            8,548            6,442           27,752           34,086
Other income, net                                        2,582            1,556            2,279            4,908            3,708
                                                 -------------    -------------    -------------    -------------    -------------
Income before income taxes                       $      58,929    $      29,176    $      45,676    $     174,623    $     140,774
                                                 =============    =============    =============    =============    =============

Net cash provided by operating
  activities from our consolidated
  statements of cash flows (6)                   $     159,193    $     101,756    $      94,509    $     394,473    $     387,445
                                                 =============    =============    =============    =============    =============

Rig activity:
Rig years: (9)
   U.S. Lower 48 Land Drilling                           168.3             95.5            157.4            143.1            103.0
   U.S. Offshore                                          14.1             14.0             14.1             14.1             14.5
   Alaska                                                  7.3              7.7              6.3              7.9              9.3
   Canada                                                 47.1             29.6             39.1             42.1             22.9
   International (10)                                     64.0             59.9             63.3             61.1             55.1
                                                 -------------    -------------    -------------    -------------    -------------
      Total rig years                                    300.8            206.7            280.2            268.3            204.8
                                                 =============    =============    =============    =============    =============
Rig hours: (11)
   U.S. Land Well-servicing                            257,578          250,364          275,610        1,088,511        1,014,657
   Canada Well-servicing (12)                           92,079           71,704           90,233          321,472          164,785
                                                 -------------    -------------    -------------    -------------    -------------
      Total rig hours                                  349,657          322,068          365,843        1,409,983        1,179,442
                                                 =============    =============    =============    =============    =============

(1) This segment includes our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $.03 million, $.8 million and $1.0 million for the three months ended December 31, 2003 and 2002, and September 30, 2003, respectively, and $2.8 million and $3.9 million for the years ended December 31, 2003 and 2002, respectively.

(3) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(4) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $.4 million, $2.0 million and $1.5 million for the three months ended December 31, 2003 and 2002, and September 30, 2003, respectively, and $7.4 million and $10.9 million for the years ended December 31, 2003 and 2002, respectively.

(5)      Represents the elimination of inter-segment transactions.

(6) Adjusted cash flow derived from operating activities is computed by: subtracting direct costs and general and administrative expenses from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units based on several criteria, including adjusted cash flow derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing performance of our business units. The following is a reconciliation of net cash provided by operating activities from our consolidated statements of cash flows, which is a GAAP measure, to this non-GAAP measure:


                                                          THREE MONTHS ENDED                          YEAR ENDED
                                             ---------------------------------------------   -----------------------------
                                                      DECEMBER 31,           SEPTEMBER 30,            DECEMBER 31,
                                             -----------------------------   -------------   -----------------------------
                                                 2003            2002            2003            2003            2002
                                             -------------   -------------   -------------   -------------   -------------
(IN THOUSANDS)
Net cash provided by operating activities
   from our consolidated statements of
   cash flows                                $     159,193   $     101,756   $      94,509   $     394,473   $     387,445
Interest expense                                    16,035          20,263          15,991          70,740          67,068
Interest income                                     (6,619)         (8,548)         (6,442)        (27,752)        (34,086)
Other income, net                                   (2,582)         (1,556)         (2,279)         (4,908)         (3,708)
Current income tax expense                             564           1,454             644           8,494          10,185
Deferred financing costs amortization               (1,366)         (1,328)         (1,378)         (5,464)         (5,122)
Discount amortization on long-term debt             (4,991)         (7,859)         (4,961)        (25,521)        (30,790)
Amortization of loss on cash flow hedges               (35)            (50)            (42)           (152)            (50)
(Losses) gains on long-term assets, net               (706)          5,696             (95)          2,476           4,570
Gains on marketable securities, net                  3,454             491              65           6,146           2,877
Gains (losses) on derivative instruments               520          (1,983)          2,042          (1,139)         (1,983)
Sales of marketable securities and other
   investments, trading                                 --              --              --          (4,484)             --
Foreign currency transaction gains (losses)            443          (1,623)             36             830             486
Loss on early extinguishment of debt                    --              --              --            (908)           (202)
Equity in earnings (losses) of
   unconsolidated affiliates,
   net of dividends                                    311           2,834          (1,154)            919           4,900
Decrease (increase), net of effects
  from acquisitions, from changes
  in balance sheet accounts                        (32,439)        (18,596)         14,540          34,080         (36,177)
                                             -------------   -------------   -------------   -------------   -------------
Adjusted cash flow derived from
  operating activities                       $     131,782   $      90,951   $     111,476   $     447,830   $     365,413
                                             =============   =============   =============   =============   =============


(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to consolidated income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

(9) Excludes well-servicing rigs, which are measured in rig hours. Includes our percentage ownership of rigs from unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 3.5 years, 4.0 years and 3.7 years during the three months ended December 31, 2003 and 2002, and September 30, 2003, respectively, and 3.8 years and 3.7 years during the years ended December 31, 2003 and 2002, respectively.

(11) Rig hours represents the aggregate number of hours that our well-servicing rig fleet operated during the year.

(12) The Canada Well-servicing operation was acquired during April 2002 as part of our acquisition of Enserco Energy Service Company Inc.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                          THREE MONTHS ENDED                            YEAR ENDED
                                            -----------------------------------------------    ------------------------------
                                                      DECEMBER 31,            SEPTEMBER 30,            DECEMBER 31,
                                            ------------------------------    -------------    ------------------------------
                                                2003             2002             2003             2003             2002
                                            -------------    -------------    -------------    -------------    -------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (numerator):
   Net income - basic                       $      64,871    $      27,205    $      50,281    $     192,228    $     121,489
   Add interest expense on assumed
      conversion of our zero coupon
      convertible senior debentures,
      net of tax:
        $825 million due 2020 (1)                      --               --               --            3,639               --
        $1.381 billion due 2021 (2)                 3,062               --               --               --               --
                                            -------------    -------------    -------------    -------------    -------------
   Adjusted net income - diluted            $      67,933    $      27,205    $      50,281    $     195,867    $     121,489
                                            -------------    -------------    -------------    -------------    -------------

   Earnings per share:
     Basic                                  $         .44    $         .19    $         .34    $        1.31    $         .85
     Diluted                                $         .42    $         .18    $         .33    $        1.25    $         .81

Shares (denominator):
   Weighted average number of shares
      outstanding - basic (3)                     146,984          145,385          146,905          146,495          143,655
   Net effect of dilutive stock options
      and warrants based on the treasury
      stock method                                  6,376            6,332            6,473            6,604            6,342
   Assumed conversion of our zero coupon
      convertible/exchangeable senior
      debentures/notes:
        $825 million due 2020 (1)                      --               --               --            3,798               --
        $1.381 billion due 2021 (2)                 8,491               --               --               --               --
        $700 million due 2023 (4)                      --               --               --               --               --
                                            -------------    -------------    -------------    -------------    -------------
   Weighted average number of shares
      outstanding - diluted                       161,851          151,717          153,378          156,897          149,997
                                            -------------    -------------    -------------    -------------    -------------

(1) Diluted earnings per share for the year ended December 31, 2003 reflects the assumed conversion of our $825 million zero coupon convertible senior debentures, as the conversion in that period would have been dilutive. We redeemed for cash the remaining outstanding principal amount of our $825 million zero coupon convertible senior debentures on June 20, 2003 and therefore these debentures did not impact the calculation of diluted earnings per share for the three months ended December 31 and September 30, 2003. For the three months and year ended December 31, 2002, the weighted average number of shares outstanding-diluted excludes 8.1 million potentially dilutive shares issuable upon the conversion of our $825 million zero coupon convertible senior debentures because the inclusion of such shares would have been anti-dilutive, given the level of net income for those periods. Net income for the three months and year ended December 31, 2002 also excludes the related add-back of interest expense, net of tax, of $1.9 million and $7.6 million, respectively, for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted average number of shares outstanding-diluted had diluted earnings per share been at or above $.24 and $.93, respectively, for the three months and year ended December 31, 2002.

(2) Diluted earnings per share for the three months ended December 31, 2003 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures, as the conversion in that period would have been dilutive. For the three months ended December 31, 2002 and September 30, 2003 and the years ended December 31, 2003 and 2002, the weighted average number of shares outstanding-diluted excludes 8.5 million potentially dilutive shares issuable upon the conversion of our $1.381 billion zero coupon convertible senior debentures because the inclusion of such shares would have been anti-dilutive, given the level of net income for those periods. Net income for the three months ended December 31, 2002 and September 30, 2003 and the years ended December 31, 2003 and 2002, excludes the related add-back of interest expense of $3.0 million, $3.0 million, $12.1 million and $11.8 million, respectively, for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted average number of shares outstanding-diluted had diluted earnings per share been at or above $.35 and $.36 for the three months ended December 31, 2002 and September 30, 2003, and at or above $1.43 and $1.39 for the years ended December 31, 2003 and 2002.

(3) Includes the following weighted average number of common shares of Nabors and weighted average number of exchangeable shares of Nabors Exchangeco, respectively: 146.6 million and .4 million shares for the three months ended December 31, 2003; 144.7 million and .7 million shares for the three months ended December 31, 2002; 146.5 million and .4 million shares for the three months ended September 30, 2003; 146.0 million and .5 million shares for the year ended December 31, 2003; and
         143.2 million and .4 million shares for the year ended December 31, 2002. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.


(4) Diluted earnings per share for the three months and year ended December 31, 2003 and for the three months ended September 30, 2003 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon exchangeable senior notes due 2023. Such shares are contingently exchangeable under certain circumstances and would only be included in the calculation of the weighted average number of shares outstanding-diluted if any of those criteria were met. Such criteria were not met during the three months and year ended December 31, 2003 and the three months ended September 30, 2003. Based on the initial exchange price per share, these shares would be exchangeable if the closing sale price per share of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to $84.12 for all calendar quarters ending on or before June 30, 2008, and $77.11 for all calendar quarters thereafter. These notes were issued in June 2003 and therefore did not impact the calculation of diluted earnings per share for the three months and year ended December 31, 2002.